Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

NEWS RELEASE

CHASE CORPORATION ANNOUNCES SECOND QUARTER RESULTS

REVENUES INCREASE 2% to $26.3 MILLION

EARNINGS PER SHARE OF $0.16

Bridgewater, MA — April 7, 2011 — Chase Corporation (NYSE Amex: CCF) today reported revenues of $26.3 million for the quarter ended February 28, 2011.  This represents an increase of 2% compared to $25.8 million in the second fiscal quarter of last year.  Income from continuing operations, net of tax, increased 19% to $1.42 million or $0.16 per share in the current quarter compared to $1.19 million or $0.13 per share in fiscal 2010.  Net income was $1.63 million or $0.18 per share in the prior year period due to income from discontinued operations.

For the six months ended February 28, 2011 revenues increased $7.5 million or 15% to $57.5 million compared to $50.0 million in the prior year period.  Income from continuing operations, net of tax, increased $1.3 million or 43% to $4.3 million or $0.48 per share in the year to date period from $3.0 million or $0.34 per share in fiscal 2010.   Net income was $3.7 million or $0.42 per share in the comparable period in fiscal 2010 due to income from discontinued operations.

Peter R. Chase, Chairman and Chief Executive Officer commented: “Our results this quarter are complicated by the effect of discontinued operations (due to the sale of Chase EMS) in the 2010 results. When comparing “apples to apples” we are moderately ahead of fiscal 2010, and our current year plan, despite lost production in the U.K. due to disruptive weather conditions.

“Consolidation efforts are progressing in Oxford, MA and our former Paterson, NJ location has been leased out on a long term basis. We are beefing up our technical development staff to support key market growth plans, and our merger and acquisition program has been restructured, utilizing investment banking support. Our goal is to add larger, more growth-oriented businesses.

“We will face some challenges for the remainder of the year, with rising materials prices, and less certain supply and demand due to unrest in the Middle East and the natural disasters in Japan.  Despite these obstacles I have confidence that our team will achieve our goals for the year.”

Consolidated revenues in the second quarter of fiscal 2011 were in line with prior year; however, wire & cable and electronic coatings saw revenue growth offset by decreased sales from custom products and pipeline & construction.  Product mix, offset by increased raw material costs, had an overall favorable impact on income from continuing operations.

The Company’s balance sheet remains strong, with cash on hand of $12.5 million and a current ratio of 3.0.  The Company’s $10 million line of credit is fully available while the balance of its unsecured term debt is $14.4 million.

The table summarizes the Company’s financial results for the three and six months ended February 28, 2011 and 2010.

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
All figures in thousands, except per share figures	2011	2010	2011	2010

Revenues	$26,261	$25,763	$57,528	$50,027

Costs and Expenses
Costs of products and services sold	17,441	17,102	37,501	32,142
Selling, general and administrative expenses	6,594	6,565	13,182	12,924

Operating income	2,226	2,096	6,845	4,961

Other income (expense)	(79)	(234)	(56)	(185)

Income from continuing operations before income taxes	2,147	1,862	6,789	4,776

Income taxes	727	669	2,444	1,734

Income from continuing operations, net of taxes	1,420	1,193	4,345	3,042

Income from discontinued operations, net of taxes	—	433	—	707

Net income	$1,420	$1,626	$4,345	$3,749

Net income available to common shareholders, per common and common equivalent share:
Continuing operations	$0.16	$0.13	$0.48	$0.34
Discontinued operations	—	$0.05	—	$0.08
Net income per diluted share	$0.16	$0.18	$0.48	$0.42

Weighted average diluted shares outstanding	8,988	8,778	8,984	8,779

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.